Exhibit 10.4

AMENDMENT 2016-1

NORDSTROM LEADERSHIP SEPARATION PLAN

The Nordstrom Leadership Separation Plan (“Plan”) is amended, effective April 1, 2016, to provide that only eligible leaders who are involuntarily terminated because their job is eliminated will receive separation pay under the Plan and to clarify that the Company’s senior officer with responsibility for Human Resources may amend the Plan for any reason as long as the amendment neither increases nor decreases the benefits under the Plan.

1.    Paragraph III.A.1 is replaced in its entirety with the following:

1.	Involuntary Termination. An Eligible Leadership Employee’s termination of employment will be considered an Involuntary Termination by the Company, for purposes of this Plan, where the Employee’s position is being eliminated (as defined below) and, at the conclusion of an internal placement process, if any, he or she:

a.	has no current job assignment beyond his or her separation date. For these purposes, if the Eligible Leadership Employee accepts another job with the Company or an Affiliate, he or she is considered to have a job assignment beyond his or her separation date regardless of whether the job pays equivalent total pay or requires relocation. However, if an Eligible Leadership Employee temporarily continues in the same or another position at the request of the Company for a limited period of time following his or her originally scheduled separation date, the Eligible Leadership Employee is not considered to have a job assignment beyond his or her separation date.

b.	has not been extended a job offer as an Employee at the equivalent total pay that does not require relocation;

c.	is required to report to a position in a new location that would require (as determined by the Company) a one-way commute of fifty (50) miles or more than the one-way commute distance traveled to his or her job location, and chooses not to accept the position;

d.	is extended and accepts a job offer with the Company or an Affiliate and, with the consent of the Company, within a period of not more than 3 months resigns.

Position Elimination. An Eligible Leadership Employee’s position is considered eliminated if the Company’s senior officer with responsibility for Human Resources, or his or her delegate, acting jointly with the Vice President with responsibility for Leadership Benefits, or his or her delegate, designates the position as being eliminated within the meaning of this Plan, after considering all relevant factors, including but not limited to: (i) a reduction in headcount that is expected to last at least twelve (12) months; (ii) a change in fifty percent (50%) or more of the core functions of the position; (iii) a meaningful change in one or more of the required skills of the position.

2.    Paragraph VI is replaced in its entirety with the following:

VI.	AMENDMENT AND TERMINATION.

The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no such amendment or termination will affect the right to any unpaid benefit of any Eligible Leadership Employee who became entitled to such benefits prior to such amendment or termination. The Board of Directors has the authority to amend or terminate the Plan. The Compensation Committee has the authority to amend the Plan. The Company’s senior officer with responsibility for Human Resources has the authority to approve technical, administrative, editorial, and compliance amendments recommended by legal counsel, including any amendments that are necessary to bring the Plan into legal compliance or to clarify operation of the Plan and to make any amendments to the Plan that neither increase nor decrease Plan benefits.

Approved pursuant to proper authority this      day of             , 2016.

NORDSTROM, INC.

By:
Title: Executive Vice President, Human Resources